As filed with the Securities and Exchange Commission on June 28, 2004

Registration No. 333-91565

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT
ON FORM S-3
UNDER
THE SECURITIES ACT OF 1933

FREMONT MORTGAGE SECURITIES CORPORATION

(Registrant)
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	52-2206547 (I.R.S. Employee I.D. No.)

175 North Riverview Drive
Anaheim, California 92808
(714) 283-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JEFFREY F. CRUSINBERRY	Copy to:
175 North Riverview Drive	EDWARD L. DOUMA
Anaheim, California 92808	Hunton & Williams
(714) 283-6500	Riverfront Plaza, East Tower
(714) 283-6509 (telecopy)	951 East Byrd Street
(Name, address, including zip code and telephone	Richmond, Virginia 23219-4074
number, including area code, of agent for service)	(804) 788-8200
(804) 788-8218 (telecopy)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 413 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
Being Registered	Registered*	Per Unit*	Offering Price*	Registration Fee
Pass-Through Certificates and Asset-Backed Notes	$5,000,000,000	100%	$5,000,000,000	$633,500 **

*	Estimated solely for calculating the registration fee pursuant to Rule 457(a).

**	$278 of which previously has been paid with the original filing on November 24, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the offering of $5,000,000,000 of the Pass-Through Certificates and Asset-Backed Notes being registered under this Registration Statement, other than underwriting discounts and commission:

SEC Registration	$633,500
Printing and Engraving	15,000
Legal Fees and Expenses
Accounting Fees and Expenses
Trustee Fees and Expenses
Rating Agency Fees
Miscellaneous
TOTAL.	$648,500

Item 15. Indemnification of Directors and Officers.

     The Registrant is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, employee or agent of another corporation or enterprise). The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expense which such officer or director actually and reasonably incurred.

     The Certificate of Incorporation and Bylaws of the Registrant provide, in effect, that, subject to certain limited exceptions, the Registrant will indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law.

     The Registrant, either directly or through its direct or indirect parents, maintains an insurance policy providing directors’ and officers’ liability insurance for any liability its directors or officers may incur in their capacities as such.

     Under certain sales agreements entered into by the Registrant (as purchaser) with sellers of collateral, such sellers are obligated to indemnify the Registrant against certain expenses and liabilities.

     Reference is made to the form of Underwriting Agreement filed as an exhibit hereto for provisions relating to the indemnification of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

1.1	Form of Underwriting Agreement*

4.1	Form of Pooling and Master Servicing Agreement*

4.2	Standard Terms to Pooling and Master Servicing Agreement (November 1999 Edition)*

4.3	Form of Indenture*

4.4	Form of Owner Trust Agreement*

5.1	Legality Opinion of Hunton & Williams*

8.1	Tax Opinion re: Adequacy of Prospectus Disclosure*

8.2	Tax Opinion re: REMIC Certificates*

8.3	Tax Opinion re: Non-REMIC Certificates*

8.4	Tax Opinion re: Notes*

23.1	Consent of Hunton & Williams is contained in their opinions filed as Exhibits 5.1, 8.1, 8.2, 8.3 and 8.4

24.1	Power of Attorney*

99.1	Form of Sales Agreement between the Registrant, as Purchaser, and Seller*

99.2	Standard Terms to Master Servicing Agreement*

99.3	Form of Master Servicing Agreement*

*	Previously filed.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are included by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the indenture trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 (including the security rating requirement) and has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on June 16, 2004.

FREMONT MORTGAGE SECURITIES
CORPORATION (Registrant)

/s/ Murray Zoota

Murray Zoota
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Murray Zoota Murray Zoota	Director and President (Principal Executive Officer)	June 16, 2004
/s/ Louis Rampino Louis Rampino	Chairman of the Board of Directors	June 16, 2004
/s/ Wayne Bailey Wayne Bailey	Director	June 16, 2004
Thomas Hayes	Director	June 16, 2004
/s/ Patrick E. Lamb Patrick E. Lamb	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2004

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